Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. Set to Join Russell 3000® and Russell Microcap® Indexes

BOCA RATON, Fla., June 19, 2018 /PRNewswire/ -- Celsius Holdings, Inc. (the "Company" or "Celsius") (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, is set to join the Russell 3000® Index and the Russell Microcap® Index at the conclusion of the Russell US Indexes annual reconstitution, effective after the US stock market opens on June 25, according to a preliminary list of additions posted June 8. Russell US Indexes are part of FTSE Russell, a leading global index provider.

Annual Russell US Indexes reconstitution captures the 4,000 largest US stocks as of May 11, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Membership in the Russell Microcap® Index, which also remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell US Indexes primarily by objective, market-capitalization rankings and style attributes.

“It is extremely gratifying for Celsius to be included in the Russell indexes,” said John Fieldly, President and Chief Executive Officer. “We believe this inclusion reflects the increasing stockholder value we are creating and the success we are achieving to broaden the distribution of our products and grow our business.”

Russell US Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell US Indexes. For more information on the Russell Microcap® Index and the Russell US Indexes reconstitution, go to the “Russell Reconstitution” section on the TSE Russell website available at http://www.ftserussell.com/index-series/index-resources/russell-reconstitution.

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16.2 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®' Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®' Natural Line is available in six refreshing flavors and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's, Food Lion, CVS and many others.

CELSIUS®' functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would," or similar words. You should not rely on forward-looking statements since Celsius’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius has filed previously with the Securities and Exchange Commission. Celsius does not intend to and undertakes no duty to update the information contained in this press release.

Investor Relations:

Hayden IR

Brett Maas

(646) 536-7331

brett@haydenir.com

or

Cameron Donahue

(651) 653-1854

cameron@haydenir.com